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                                GOLDEN STATE HOLDINGS INC. AND SUBSIDIARIES
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES, MINORITY INTEREST AND PREFERRED STOCK DIVIDENDS

                                                                                     Years Ended December 31,
                                                                 ------------------------------------------------------------------
                                                                    1999            1998            1997         1996        1995
FIXED CHARGES (EXCLUDING INTEREST ON DEPOSITS):                  ----------      ----------       --------     --------    --------
-----------------------------------------------
Interest on borrowings                                           $1,578,096      $  983,013       $693,819     $388,626    $287,456
Total fixed charges (excluding interest on deposits)              1,578,096         983,013        693,819      388,626     287,456
Rent interest factor                                                 12,830           9,060          7,857        5,044       6,628
Income before income taxes, extraordinary item
    and minority interest                                           686,783         450,357        297,861      549,208     122,450
Earnings                                                          2,270,709       1,442,430        999,537      942,878     416,534
Fixed charges (excluding interest on deposits)                    1,590,925         992,073        701,676      393,670     294,084
Minority interest                                                   113,941         110,527        102,135       48,045      34,584
Combined fixed charges (excluding interest on
    deposits) and minority interest                               1,704,867       1,102,600        803,811      441,715     328,668
Ratio of earnings to combined fixed charges
    (excluding interest on deposits) and minority interest             1.34x           1.31x          1.24x        2.13x       1.27x

FIXED CHARGES (INCLUDING INTEREST ON DEPOSITS):
-----------------------------------------------
Interest on deposits                                             $  888,286      $  791,112       $746,985     $419,174    $447,359
Interest on borrowings                                            1,578,096         983,013        693,619      388,626     287,456
Total fixed charges (including interest on deposits)              2,466,382       1,774,125      1,440,804      807,800     734,815
Rent interest factor                                                 12,830           9,060          7,857        5,044       6,628
Income before income taxes, minority interest
    and extraordinary item                                          686,783         450,357        297,861      549,208     122,450
Earnings                                                          3,165,995       2,233,542      1,746,522    1,362,052     863,893
Fixed charges (including interest on deposits)                    2,479,212       1,783,185      1,448,661      812,844     741,443
Minority interest                                                   113,941         110,527        102,135       48,045      34,584
Combined fixed charges (including interest on
    deposits) and minority interest                               2,593,153       1,893,712      1,550,796      860,889     776,027
Ratio of earnings to combined fixed chares
    (including interest on deposits) and minority interest             1.22x           1.18x          1.13x        1.58x       1.11x
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